EXHIBIT 35.4

CERTIFICATION OF SUBSERVICER PURSUANT TO ITEM 1123 OF REGULATION AB

March 30, 2007

CIT Funding Company, LLC
1 CIT Drive
Livingston, NJ 07039

Re:	CIT Equipment Collateral 2006-VT1 Receivable-Backed Notes and CIT Equipment Collateral 2006-VT2, Receivable-Backed Notes (collectively, the “Notes”)

I, Gavan Goss, Chief Financial Officer of DFS GP Inc., the General Partner of DFS-SPV L.P. and the Chief Financial Officer of Dell Financial Services L.P. (collectively, the “Subservicer”), hereby certify that:

     A review of the activities of the Subservicer during the period from March 23, 2006 through December 31, 2006 (the “Reporting Period”) and of the performance of the Subservicer with respect to its subservicing activities set forth in the Receivables Purchase Agreement effective as of October 31, 1998, as amended, between DFS-SPV L.P. and CIT Financial USA, Inc. (the “Agreement”) with respect to equipment lease receivables originated or purchased by Dell Financial Services L.P. for which the Subservicer acted as a servicer which asset-backed securities transactions were issued on or after January 1, 2006 and included as part of the Notes, has been made under my supervision; and

     To the best of my knowledge, based on such review, the Subservicer has fulfilled its obligations under the Agreement in all material respects throughout such year or a portion thereof, except as described on Appendix B in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria.

DFS-SPV L.P.
by its General Partner DFS GP Inc.		Dell Financial Services L.P,
By:	/s/ Gavan Goss	By:	/s/ Gavan Goss
Name:	Gavan Goss	Name:	Gavan Goss
Title:	Chief Financial Officer	Title:	Chief Financial Officer